UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2011

Cardiovascular Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52082	41-1698056
(Commission File Number)	(IRS Employer Identification No.)

651 Campus Drive

St. Paul, Minnesota 55112-3495

(Address of Principal Executive Offices and Zip Code)

(651) 259-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 23, 2011, Cardiovascular Systems, Inc. (“CSI”) entered into Modification No. 1 to the Loan and Security Agreement (the “PFG Loan Modification”) with Partners for Growth III, L.P. (“PFG”). The PFG Loan Modification raises the credit limit available to CSI under that certain Loan and Security Agreement dated April 14, 2010 by and between CSI and PFG (the “PFG Loan Agreement”) from $4,000,000 to $5,000,000, and provides that all security documents and other documents evidencing the obligations of CSI to PFG are amended to reflect such modification. All other terms of the PFG Loan Agreement remain unchanged, including provisions which provide for acceleration of amounts due in the event of default, including non-payment of principal and interest, failure to timely issue conversion stock, failure to comply with financial covenants, bankruptcy, and certain other events.

On August 24, 2011, PFG provided CSI with a loan of $1,000,000, evidenced by that certain Senior Convertible Promissory Note dated August 24, 2011 (the “Note”), which increased the aggregate amount drawn under the PFG Loan Agreement, as amended, to the full available amount of $5,000,000. The Note has an initial conversion price of $13.42 (the “Conversion Price”), which equaled the ten-day volume weighted average price per share (“VWAP”) of CSI’s common stock prior to the date of the PFG Loan Modification. CSI may also effect at any time a mandatory conversion (the “Mandatory Conversion”) of the Note, subject to certain terms, conditions and limitations provided in the PFG Loan Agreement, including a requirement that the ten-day VWAP of CSI’s common stock prior to the date of conversion is at least 15% greater than the Conversion Price.

The foregoing description of the material terms of the PFG Loan Modification and Note does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the PFG Loan Modification, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011, and the description of the PFG Loan Agreement and corresponding form of note set forth in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2010.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities

As set forth in Item 1.01, on August 24, 2011, CSI issued the Note to PFG. At any time prior to the maturity date of April 14, 2015, PFG may at its option convert any amount of the Note into shares of CSI’s common stock at the Conversion Price. Also, on August 9, 2011, PFG provided CSI with a loan of $500,000, evidenced by a Senior Convertible Promissory Note (the “$500,000 Note” and collectively with the Note, the “Notes”). At any time prior to the maturity date of April 14, 2015, PFG may at its option convert any amount of the $500,000 Note into shares of CSI’s common stock at a conversion price of $15.30. CSI issued the Notes pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). PFG represented that it is an accredited investor.

On July 26, 2011, CSI issued to PFG an aggregate of 40,323 shares of common stock, as a result of PFG’s election to convert a $500,000 loan to CSI into shares of CSI common stock at a conversion price of $12.40 per share and in accordance with the conversion terms set forth in the note for the loan. CSI issued the shares pursuant to Rule 506 of Regulation D promulgated under the Securities Act. PFG represented that it is an accredited investor.

Since CSI’s last Item 3.02 disclosure in a current report on Form 8-K, filed July 22, 2011, CSI issued an aggregate of 1,099 shares of common stock pursuant to the cashless exercise of unregistered warrants to acquire an aggregate of 2,647 shares having a weighted average exercise price of $8.83 per share. The issuance of the shares was exempt from registration by virtue of Section 3(a)(9) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2011

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer